Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement ("Separation Agreement") is made and entered into as of the 30th day of June, 2005 by and between CHARLES J. PEPE ("Mr. Pepe"), UIL Holdings Corporation and The United Illuminating Company (collectively referred to as “the Company”).

WHEREAS, Mr. Pepe was formerly employed by the Company as its Treasurer and Assistant Secretary pursuant to an Employment Agreement dated November 8, 2004 (the “Employment Agreement”); and

WHEREAS, pursuant to the Company’s plans for a finance reorganization, the Compensation and Executive Development Committee of the Board of Directors approved Mr. Pepe’s severance compensation at its meeting on December 17, 2004 and the Company informed Mr. Pepe of his termination shortly thereafter in December, 2004; and

WHEREAS, as of the date that Mr. Pepe was notified of his termination without Cause he became entitled to the separation payments and benefits provided under his Employment Agreement on account of a termination without Cause and was not required to stay for any minimum retention period in order to be entitled to receive such benefits; and

WHEREAS, for purposes of this Separation Agreement Mr. Pepe’s termination date is considered to be June 30, 2005 (the “Termination Date”); and

WHEREAS, after discussions between the parties, the parties now desire to define with greater specificity the payments and benefits to be provided to Mr. Pepe, to substitute the provisions of this Separation Agreement for those related provisions in the Employment Agreement as of the Termination Date except as expressly otherwise stated herein, and to compromise and settle any and all issues, obligations and liabilities that may exist among Mr.

Pepe and the Company (together with all Affiliates of the Company as defined herein) in connection with any employment relationship, fiduciary relationship, contractual relationship, or any other relationship or interest of whatsoever nature.

NOW THEREFORE, in consideration of the mutual promises of the parties and other valuable and sufficient consideration, including but not limited to the obligations of the Company set forth below, and intending to compromise and settle any and all disputes between Mr. Pepe and the Company (and their Affiliates), the parties hereto agree as follows:

1. Separation Payments and Benefits. The following payments and benefits are in full and final satisfaction of all amounts due and owing to Mr. Pepe under the Employment Agreement, including without limitation Section 4(g) and Section 6 of the Employment Agreement.

(a) Base Salary; Business Expense Reimbursement. The parties acknowledge that the Company has paid to Mr. Pepe (i) all of his Base Salary (as defined in Section 4(a) of the Employment Agreement and as approved by the Board of Directors of the Company at the time of the most recent review of the salary rates of all of the Company’ officers earned prior to the Termination Date; and (ii) all reasonable business expenses incurred by Mr. Pepe prior to the Termination Date.

(b) Accumulated Unused Vacation. The Company shall pay Mr. Pepe for all accumulated but unused vacation due to Mr. Pepe in accordance with the Company’s existing vacation pay policies and practices, which amount the parties agree to be $24,417.60, representing 37.5 days of accrued but unused vacation.

(c) Stub-period Incentive. Mr. Pepe shall be entitled to a short-term annual incentive payment for 2005, equal to one-half of that short-term annual incentive compensation payment to which he would be entitled under the UIL Holdings Corporation executive incentive compensation program, calculated as if he had been employed by UIL on the last day of 2005 and had achieved personal goals ‘at target’, but based on actual performance with respect to achievement of Company financial goals (“Stub-Period Incentive Compensation”). Such Stub Period Incentive Compensation shall be paid following the close of 2005 after the Company’s audited financials have been completed, and shall be paid at the same time that 2005 short-term incentive compensation is approved for payment to executives generally upon authorization by the Compensation and Executive Development Committee.

(d) Cash Bonus. The Executive shall be entitled to an additional cash bonus in the amount of $4200, which shall be paid as soon as administratively feasible following expiration of the release revocation period provided for in Paragraph 3 of this Agreement.

(e) Supplemental Retirement Benefit. Under Section 4(g) of his existing Employment Agreement, Mr. Pepe is entitled to certain nonqualified supplemental executive retirement benefits (“SERP”), payment of which has been affected by the enactment of Section 409A of the Internal Revenue Code. Section 4(g) of Mr. Pepe’s Employment Agreement, amended as provided hereinafter, shall survive the termination of his Employment Agreement. The parties to this Agreement covenant that they will take any and all action necessary to amend Mr. Pepe’s Employment Agreement during 2005 to do the following:

(i) bifurcate his accrued SERP benefit, thereby creating a grandfathered benefit, determined as of December 31, 2004 , which shall remain subject to the law in effect prior to the enactment of Section 409A (the “Old Law benefit”) and creating a post-2004 accrued benefit subject to Section 409A of the Code (the “New Law benefit”);

(ii) incorporate the provisions Section 409A insofar as they affect the New Law Benefit; and

(iii) provide for the payment of Mr. Pepe’s Old Law benefit in the form of a joint and 100% survivor annuity as previously elected by Mr. Pepe, in the monthly amount of $2468.20 (including, in the calculation of the value of Old Law benefit the imputed years of age and service to which Mr. Pepe became entitled under Section 6(c)(vi)(B) of his Employment Agreement when the Company notified him in 2004 that he was being terminated without Cause), commencing as soon as feasible following the expiration of the revocation period provided for in the release required in Paragraph 3 of this Separation Agreement; and

(iv) provide for Mr. Pepe’s election, in accordance with Question 19 of IRS Notice 2005-1, as of June 30, 2005, to commence receiving his New Law benefit in the form of a joint and 100% survivor annuity commencing as of January 1, 2006, in the monthly amount of $368.59.

(f) Options. Mr. Pepe shall be treated as ‘retirng’ under the provisions of the UIL Holdings Corporation 1999 Amended and Restated Stock Plan. Accordingly, all stock options granted to Mr. Pepe thereunder, to the extent that they have not expired or been exercised, shall become immediately exercisable, and Mr. Pepe shall be entitled to exercise his then exercisable options for a three (3) year period, subject to any applicable legal restrictions on exercise.

(g) Long-term Incentive Plan. Mr. Pepe is a participant in the UIL Holdings Corporation UIL Long Term Incentive Program (“UIL LTIP”) with respect to 1600 long-term Performance Shares documented in a performance share agreement dated as of May 10, 2004. Mr. Pepe is entitled to be treated as ‘retiring’ pursuant to the terms of the UIL LTIP and his performance share agreement and, accordingly, shall be deemed to have been continuously employed by UIL Holdings Corporation throughout the duration of the Performance Period. Provided that Mr. Pepe complies Sections 10-12 of his Employment Agreement, which shall survive the termination of his employment, he shall fully vest in all of his Performance Shares as of December 31, 2006, the last day of the performance period, and shall be entitled to receive payment for his performance shares in 2007, calculated in the same manner and payable in shares of UIL stock at the same time and under the same conditions as all other UIL executives holding long-term incentive performance shares vesting on that date.

(h) Post-termination Group Health and Retiree Life Benefits.

(i) For the period extending from July 1, 2005 through June 30, 2006, Mr. Pepe shall be entitled to continued participation in the medical and dental plan(s) in which he was a participant as of his termination of employment on the same basis as if he remained as an active employee, provided that such participation is possible under the terms and conditions of such plans and applicable law. Such period of continued participation shall run concurrently with, and reduce day-for-day, any obligation that the Company or any Affiliate would have to provide “COBRA” continuation coverage with respect to Mr. Pepe’s termination of employment. If Mr. Pepe’s continued participation is barred due to his termination of employment, the Company shall instead provide Mr. Pepe with the discounted present value of the expected cost of family premium coverage for such 12 month period, which amount shall be payable in a single sum Nothing in the foregoing shall be construed to prevent the Company or its Affiliates from modifying or terminating any of their employee benefit plans at any time.

(ii) As of July 1, 2006, Mr. Pepe may elect COBRA coverage with respect to himself and his dependents for a period of two months. At the end of that period and taking into account the imputation of a total of 6 years of age and service, as provided in Section 6(c)(vi)(B) of his Employment Agreement, Mr. Pepe shall be deemed to be age 61 with 31 years of service, and shall be entitled to commence retiree medical benefits under the UI retiree medical program with 25% of the monthly medical premium being paid by him, and 75% paid by the Company.

(iii) Mr. Pepe shall also be entitled to a paid up retiree life insurance benefit in the amount of $14,000, which amount shall be paid to the beneficiary designated by him upon his death.

(i) Discharge of All Obligations. Mr. Pepe acknowledges and agrees that the imputation of a total of 6 years of service and age in the calculation of his SERP benefit and in the calculation of his entitlement to retiree medical benefits provided for in Section 6(c)(vi)(B) of this Employment Agreement is more valuable than the lump sum severance benefit provided for in Section 6(c)(vi)(A) thereof, and therefore that he is not entitled to said lump sum severance benefit. Except as specifically referenced or provided in this Separation Agreement and except for such retirement benefits for which Mr. Pepe eligible under both The United Illuminating Company Pension Plan and 401(k)/ Employee Stock Ownership Plan, Mr. Pepe acknowledges and agrees that the Company does not owe him any wages, salary, commissions, bonuses, vacation or severance payments, buyouts, fringe benefits or any other payments of any kind, including any payments under any current or former executive incentive compensation plan applicable to Mr. Pepe. Mr. Pepe acknowledges and agrees that the payments set forth in Paragraph 1 of this Separation Agreement are in full satisfaction of any and all wages, salary, benefits and compensation of any nature owed to him by the Company under the Employment Agreement or otherwise.

(j) Tax withholding Requirements. All payments under Paragraph 1 of this Separation Agreement shall be subject to withholding for all state or federal taxes.

2. Communications.

(a) Disclosure of Separation Agreement. From the date this Separation Agreement has been signed by all parties, the Company and Mr. Pepe mutually agree that neither party shall disclose the financial or other terms of this Separation Agreement except for disclosure to Mr. Pepe’s immediate family members, counsel, and financial consultants, and except as necessary to comply and obtain compliance with this Separation Agreement and except as otherwise provided in this Separation Agreement.

(b) Compulsory Disclosure. The proscriptions contained in (a) above Separation Agreement shall not be construed to limit any person's duty to testify under oath as directed by a valid subpoena or similar compulsory process or to provide information in filings with governmental agencies or officials or to make public filings as may by legislative enactment or administrative regulation, rule or order be required to be so disclosed, provided that the person required to testify or who is otherwise legally compelled to provide information shall have made every reasonable effort to notify the person whose information may be disclosed in time to afford him or it an opportunity to contest the subpoena, other process or other governmental requirements giving rise to the duty to testify or to otherwise provide such information. The aforementioned notice requirement shall not apply to SEC and other regulatory filings.

3. Release and Covenant Not to Sue.

(a) In exchange for the payments and benefits described above, and consistent with Section 6 of the Employment Agreement, Mr. Pepe waives any requirement for a specific period of termination notice, and waives, and releases the Company from, any and all claims or charges or suits of whatever nature which Mr. Pepe has or may have against the Company, whether or not now known, including any claims arising out of or in connection with Mr. Pepe's employment with the Company or the termination of Mr. Pepe's employment; provided, however, that by this Paragraph 3(a) Mr. Pepe does not waive any claim he may have for indemnification from the Company for acts performed within the scope of his employment by the Company.

(b) To the fullest extent permitted by law, Mr. Pepe further agrees not to commence any action or proceeding against the Company in any state or federal court, or with any administrative agency, for the purpose of recovering individual damages or other monetary or personal relief for any claim based on any act or event that occurred prior to the date of this Separation Agreement. Mr. Pepe further waives and relinquishes any right to benefit financially from any charge of discrimination, or from any other claim of any nature, filed by him or on his behalf. If Mr. Pepe violates this Paragraph, all consideration described in Paragraph 1 of this Separation Agreement shall be immediately recoverable by the Company.

(c) The release and covenant not to sue contained in subparagraph (a) and (b) above includes, but is not limited to, any claim of discrimination on the basis of race, color, sex, religion, marital status, sexual preference, national origin, ancestry, handicap or disability, age, or veteran status; any other claim based on a statutory prohibition; any claim for breach of an express or implied contract, or of any covenant of good faith and fair dealing; any tort claims; any claim for wrongful discharge or retaliation; or any other claim growing out of any legal restriction on Company’s right to terminate the employment of an employee, and further including, without limitation, any claim for back pay, front pay, incentive pay, bonuses, commissions, expenses, vacation, severance pay, liquidated damages, punitive damages, compensatory damages, court costs or attorneys’ fees.

(d) Mr. Pepe further agrees not to seek redress under any internal complaint procedure available to him under any policies of the Company.

(e) Mr. Pepe represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, Title VII of the

Civil Rights Act, Executive Order 11246, ERISA, the Americans with Disabilities Act , the Connecticut Fair Employment Practice Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Connecticut Family and Medical Leave Act, the federal Family and Medical Leave Act, and the Workers’ Compensation Act as it relates to discrimination (i.e., C.G.S. Sec. 31-290a) are among the rights and claims which Mr. Pepe is releasing, and that Mr. Pepe is not releasing any rights or claims arising after the effective date of the Separation Agreement.

(f) This release and covenant not to sue shall apply to the Company and their Affiliates, and to all of their current and former officers, directors, employees, agents, fiduciaries, representatives, successors and assigns, or any person acting on behalf of the Company and its Affiliates and shall be binding upon Mr. Pepe, and Mr. Pepe's executors, administrators, and heirs. For purposes of this Separation Agreement, the term Affiliate includes United Resources, Inc., and all other direct and indirect subsidiaries of UIL Holdings Corporation and The United Illuminating Company.

(h) This release and covenant not to sue is not intended to waive any workers' compensation claims Mr. Pepe may have or any payment or benefits to which Mr. Pepe may be entitled under The United Illuminating Company Pension Plan, The United Illuminating Company 401(k)/ Employee Stock Ownership Plan, The UIL Holdings Corporation 1999 Amended and Restated Stock Plan, the UIL LTIP, and UI retiree health and life insurance program.

4. Property of the Company. By his signature on this Separation Agreement, Mr. Pepe confirms that he has delivered to the Company any and all property and equipment of the Company previously in his possession, including without limitation his beeper, mobile phone, credit card, keys, laptop or other computers, together with all memoranda, notes, records, drawings documents and other writings referenced in Section 10 of the Employment Agreement.

5. Miscellaneous Provisions.

(a) Non Admission. This Separation Agreement does not and shall not be construed to constitute an admission of liability or wrongdoing on any matter by Mr. Pepe, the Company or any Affiliate, or any present or former director, officer, employee, agent, or representative thereof.

(b) Voluntariness. Mr. Pepe represents and acknowledges that he has completely read and completely understands this Separation Agreement and that he has entered into this Separation Agreement voluntarily. Mr. Pepe also acknowledges and agrees that by receipt of a draft of this Separation Agreement he has been advised in writing to, and has been given the opportunity to, consult with an attorney of his choice prior to executing this Separation Agreement. The parties mutually acknowledge the adequacy of consideration for this Separation Agreement.

(c) Entire Agreement. The parties agree that this Separation Agreement contains the entire agreement and understanding of the parties with respect to employment, cessation of employment, and any other rights of Mr. Pepe in and to the assets of the Company and its Affiliates, that this Separation Agreement supercedes and replaces all provisions of the Employment Agreement except for Sections 10, 11 and 12 which shall survive the termination of the Mr. Pepe’s employment, and that all other provisions of the Employment Agreement shall be of no further force and effect. The parties acknowledge that the only consideration for their signing this Separation Agreement is as stated in this Separation Agreement, and that no promise, commitment or addition has been made to either of them that is not set forth in this Separation Agreement. No amendment or supplementation of this Separation Agreement shall be effective unless it is reduced to writing and signed by Mr. Pepe and the Company by their authorized representative.

(d) Persons Bound. This Separation Agreement shall be binding upon and inure to the benefit of Mr. Pepe's personal representatives, heirs, executors, administrators and dependents. This Separation Agreement shall also bind and be enforceable against the Company and any successor to or assignee of the Company. Neither this Separation Agreement nor any rights, benefits, duties or obligations hereunder shall be assignable by either party hereto without the written consent of the other party. Any consent may be withheld for any reason or for no reason.

(e) Governing Law. The performance of this Separation Agreement is intended to occur primarily within the State of Connecticut. The laws of Connecticut exclusively shall govern the interpretation and enforcement of this Separation Agreement, but without regard to any Connecticut law that may rely upon or refer to the laws of any other jurisdiction foreign to that state.

(f) Validity. The validity or unenforceability of any provision or provisions of this Separation Agreement shall not affect the validity or enforceability of any other provision of this Separation Agreement, which shall remain in full force and effect.

(f) Further Acts. All parties hereto shall perform any and all acts and shall execute any and all documents which may be reasonably necessary and desirable to carry out the terms and intent of this Separation Agreement.

(g) Duplicate Copies. Multiple copies of this Separation Agreement shall be executed, each of which shall be used as an original.

(h)   Acknowledgement. Mr. Pepe acknowledges that he has a period of more than 21 days from the receipt of this Separation Agreement in which to consider the terms of this Separation Agreement. If Mr. Pepe elects to sign this Separation Agreement, he shall have a period of seven days following the execution of this Separation Agreement to revoke the

Separation Agreement and this Separation Agreement shall not become effective and enforceable until this seven day period expires.

/s/ Charles J. Pepe
/s/ Susan E. Allen                    CHARLES J. PEPE
Witness                         Date: June 30, 2005

UIL HOLDINGS CORPORATION.
/s/ Nathaniel D. Woodson
/s/ Susan E. Allen                   By Nathaniel D. Woodson
Witness                         Its Chairman, President and Chief Executive Officer
 Date: June 30, 2005

THE UNITED ILLUMINATING COMPANY

/s/ Susan E. Allen                   /s/ Nathaniel D. Woodson
Witness                        By Nathaniel D. Woodson
Its Chairman and Chief Executive Officer
Date: June 30, 2005